Exhibit 10

            Consent of Independent Registered Public Accounting Firm



The Board of Directors
American Fidelity Assurance Company, and
Contract Owners
American Fidelity Separate Account A:

We consent to the use of our reports included herein and the reference to our firm under the heading "Custodian and Independent Registered Public Accounting Firm" in the Statement of Additional Information. Our report for American Fidelity Assurance Company refers to American Fidelity Assurance Company and subsidiaries' adoption of Statement of Financial Accounting Standards No. 133 Implementation Issue B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments, effective October 1, 2003.


                                             KPMG LLP


Oklahoma City, Oklahoma
April 22, 2005